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             ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES FINANCING PLANS

SAN DIEGO, CA; AUGUST 31, 2001 --- Alliance Pharmaceutical Corp. (NASDAQ-ALLP) announced today that it has reached an agreement in principle on terms for the private placement of at least $15 million of common shares to a group of institutional investors. The company will seek shareholder approval for the financing, which includes a reverse stock split, at its annual shareholder meeting to be held on October 15, 2001. The securities sold in the contemplated private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration statement requirements of the Act.

         This financing will be used for working capital and to obtain approval for IMAVIST(TM), an ultrasound contrast agent being developed with Schering AG, Germany, and resume the clinical development of OXYGENT(TM), an intravascular oxygen carrier being developed by Alliance in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation.

         Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development and payments from corporate partners, the uncertainties associated with FDA decisions and timing on product development or approval, the conduct of preclinical or clinical studies, and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

                                Alliance contact:
   Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275